EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-100842, 333-109962, 333-146768, 333-169568, 333-206750, 333-221862, and 333-227580 on Form S-8 and Registration Statement Nos. 333-54006 and 333-221901 on Form S-3 of our report dated June 12, 2020, relating to the financial statements and financial statement schedule of Daktronics, Inc. and subsidiaries, and the effectiveness of Daktronics, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Daktronics, Inc. for the year ended May 2, 2020.

/s/Deloitte & Touche LLP

Minneapolis, MN
June 12, 2020